As filed with the Securities and Exchange Commission on January 26, 1996
                                                       Registration No. 33-81348


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                               LA-MAN CORPORATION

             (Exact name of registrant as specified in its charter)

         NEVADA                                              38-2286268
(State or other Jurisdiction                              (I.R.S. Employer
of incorporation or other organization)                 Identification Number)

                      2180 West State Road 434, Suite 6136
                            Longwood, Florida  32779
          (Address of principal executive offices, including zip code)

                    LA-MAN CORPORATION AMENDED AND RESTATED
             1994 EMPLOYEE AND CONSULTANT STOCK COMPENSATION PLAN,
                          1988 STOCK OPTION PLAN, AND
                 1992 STOCK OPTION AND APPRECIATION RIGHTS PLAN
                             (Full Title of Plans)

                         J. William Brandner, President
                        2180 State Road 434, Suite 6136
                            Longwood, Florida  32779
                    (Name and Address of Agent For Service)

                                 (407) 865-5995
         (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
                            Marshall S. Harris, Esq.
           Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A.
                       255 South Orange Avenue, Suite 800
                    Orlando, Florida  32801  (407) 843-7300

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of Securities     Amount to be      Proposed Maximum          Proposed            Amount of
  to be Registered       Registered        Offering Price       Maximum Aggregate    Registration Fee
                                             Per Share*          Offering Price*
-------------------------------------------------------------------------------------------------------

Common Stock              1,178,667             $1.25             $1,473,333.75           $508.05
=======================================================================================================

*Calculated pursuant to Rule 457(h)(1) using the average of the bid and asked prices for the Common Stock on January 22, 1996.

                                EXPLANATORY NOTE



     This Post-Effective Amendment No. 1 relates to a Registration Statement on Form S-8 filed by La-Man Corporation (the "Company") on July 8, 1994 (Registration No. 33-81348) (the "Registration Statement") that covered up to 625,000 shares of common stock, par value $.001 per share, of the Company ("Common Stock") issuable either directly or upon exercise of options as awards under the Company's Amended and Restated 1994 Employee and Consultant Stock Compensation Plan effective June 29, 1994 (the "1994 Plan") to employees and consultants in consideration of certain employment and consulting services. Prior to a September 1, 1995 amendment to the 1994 Plan, the 1994 Plan authorized the issuance of up to a total of 1,200,000 shares of Common Stock as awards under the plan. The 575,000 shares of Common Stock awardable under the 1994 Plan that were not covered by the Registration Statement were previously registered under an earlier Form S-8 Registration Statement (Registration No. 33-77924) filed by the Company on April 20, 1994. Effective September 1, 1995, the 1994 Plan was amended to increase the total number of shares of Common Stock issuable (either directly or upon exercise of options) as awards thereunder from 1,200,000 shares to 2,200,000 shares.

     This Post-Effective Amendment No. 1 covers the following securities of the
Company: (a) the additional 1,000,000 shares of Common Stock authorized for issuance under the 1994 Plan pursuant to the September 1, 1995 amendment thereto, including the resale by certain director-employees of the Company of up to 682,333 of such shares of Common Stock issuable upon exercise of options granted as awards under the 1994 Plan to such employees; (b) the resale by certain director-employees of the Company of up to 166,667 shares of Common Stock issuable upon exercise of options granted to such employees under the Company's 1988 Stock Option Plan; and (c) the resale by certain director-employees of the Company of up to 12,000 shares of Common Stock issuable upon exercise of options granted to such employees under the Company's 1992 Stock Option and Appreciation Rights Plan.

PROSPECTUS                                                Dated January 26, 1996

                               LA-MAN CORPORATION

 Up to 1,625,000 Shares of Common Stock Awardable to Employees and Consultants
  under the Company's Amended and Restated 1994 Employee and Consultant Stock Compensation Plan, as Amended Effective September 1, 1995 (the "Amended 1994
     Plan"), including 682,333 of such Shares of Common Stock Issuable upon Exercise of Options Granted to Certain Director-Employees under the Amended
              1994 Plan and Reoffered by means of this Prospectus
                         ______________________________

 Up to 166,667 Shares of Common Stock Issuable upon Exercise of Options Granted as Awards
 to Certain Employees of the Company under the Company's 1988 Stock Option Plan
                             (the "1988 Plan") and
                     Reoffered by means of this Prospectus
                         ______________________________

Up to 12,000 Shares of Common Stock Issuable Upon Exercise of Options Granted as
                                     Awards
 to Certain Employees of the Company under the Company's 1992 Stock Option and
                            Appreciation Rights Plan
          (the "1992 Plan") and Reoffered by means of this Prospectus

          La-Man Corporation (the "Company"), is a Nevada corporation with diversified operations in manufacturing and specialty niche marketing located in Florida and Indiana, and whose common stock, par value $.001 per share ("Common Stock"), is quoted on The NASDAQ Small Cap Market under the trading symbol "LAMN". This Prospectus relates to the following securities of the Company: (a) 1,625,000 shares of Common Stock (625,000 of which shares were previously registered by the Company under a Registration Statement on Form S-8 filed on July 8, 1994), including 682,333 of such shares issuable upon exercise of options granted to certain director-employees under the Amended 1994 Plan; (b) up to 166,667 shares of Common Stock issuable upon exercise of options granted as awards to certain director-employees of the Company under the 1988 Plan; and
(c) up to 12,000 shares of Common Stock issuable upon exercise of options granted as awards to certain director-employees of the Company under the 1992 Plan. The shares of Common Stock covered by this Prospectus that are issuable upon exercise of the foregoing options (the "Option Shares") are being reoffered for sale by the respective holders thereof ("Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Option Shares. All costs incurred in the registration of the Option Shares are being borne by the Company.

          The Option Shares may be sold from time to time by the Selling Shareholders beginning on the date of this Prospectus. No underwriting arrangements have been entered into by the Selling Shareholders. The distribution of the Option Shares by the Selling Shareholders may be effected in one or more transactions on the over-the-counter market including ordinary broker's transactions, through privately-negotiated transactions, or through sales to one or more dealers for resale as principals, at market prices prevailing at the time of sale or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of the Option Shares.

          The Selling Shareholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

          The Common Stock is quoted on the NASDAQ Small Cap Market under the trading symbol "LAMN" but is not traded on any exchange. The high and low quoted bid prices for the Common Stock on January 22, 1996 was $1.22. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

       AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================
                                Price to  Underwriting Proceeds to      Proceeds to
                                 Public    Discounts      Company          Selling
                                                                     Shareholders/(1)/

Per Share of Common Stock/1/       $1.25      ----         ----        $        1.25
TOTAL:                                        ----         ----        $1,076,250.00
========================================================================================

/(1)/ Based on average of bid and ask price for the Common Stock on January 22, 1996.

                THE DATE OF THIS PROSPECTUS IS JANUARY 26, 1996.

          Selling Shareholders will offer their shares through NASDAQ. The Selling Shareholders, as control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which limits sales by each selling shareholder in any one-month period to the greater of 1% of the total outstanding Common Stock (or approximately 26,412 shares) or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions.

                             AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus omits certain information included in the Registration Statement. For further information about the Company and its securities, reference is made to the Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and any other information filed by the Company with the Commission can be inspected at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                           INCORPORATION BY REFERENCE

          The following documents filed or to be filed with the Commission by the Company are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 ("1995 Annual Report") including the portions of the Company's proxy statement dated October 6, 1995 ("1995 Proxy Statement") incorporated by reference in the 1995 Annual Report; (b) the Company's Quarterly Report on Form 10-QSB for the three-month period ended September 30, 1995; (c) the Company's Report on Form 10-C dated September 7, 1995 of change in number of shares of Common Stock outstanding; (d) the Company's Current Report on Form 8-K dated September 7, 1995 with respect to the acquisition by the Company of Don Bell Industries, Inc. (the "September 7, 1995 Form 8-K"); (e) the Company's Current Report on Form 8-K dated January 12, 1996 with respect to the refinancing of certain indebtedness of the Company and its subsidiaries; and (f) all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Option Shares offered have been sold or which deregisters all such securities then remaining unsold, which documents shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

          Documents incorporated in this Prospectus by reference are or will be available for inspection and copying at the locations identified in "AVAILABLE INFORMATION." The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all information incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus incorporates). Such request should be directed to Otto J. Nicols, Vice President and Treasurer, La-Man Corporation, 2180 West State Road 434, Suite 6136, Longwood, Florida 32779, telephone (407) 865-5995.

          ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS (OR IN ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THIS PROSPECTUS WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN) MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                              SELECTED INFORMATION

          The following information is presented herein solely to furnish limited introductory information regarding the Company, and certain of such information has been selected from, or is based on, detailed financial and other information contained in the Company's 1995 Annual Report, including the portions of the Company's 1995 Proxy Statement incorporated by reference therein, and other documents incorporated by reference herein, is qualified in its entirety by reference thereto and, therefore, should be read together with such financial and other information.

                                  RISK FACTORS

          The purchase of the securities offered by this Prospectus involves a high degree of risk and should be made only by investors who can afford to bear such risk. Prospective purchasers should consider the following significant risk factors relating to such securities and to the nature, operating history, business and financial condition of the Company.

MARKET OVERHANG; EFFECT OF ISSUANCE OF ADDITIONAL COMMON STOCK

          The Company presently has outstanding the following Common Stock purchase warrants: (a) 620,000 redeemable Common Stock purchase warrants, each of which entitles the registered holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $3.90 per share through June 30, 1996 and, thereafter at $5.00 per share, at any time and from time to time until January 6, 1997 ("Redeemable Warrants"); (b) 325,000 SD Warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock at the exercise price of $.75 per share at any time and from time to time until the extended expiration date of February 28, 1996; and (c) 50,000 Series DFRV
Common Stock Purchase Warrants ("DFRV Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock at the exercise price of $.375 per share at any time and from time to time until October 15, 1996. All of such warrants are fully exercisable and freely tradeable as of the date of this Prospectus Supplement.

          The Company also has outstanding options ("Employee Options") for the purchase of up to an aggregate of 1,144,000 newly issued shares of Common Stock (including the 861,000 Option Shares) granted between November 4, 1992 and September 7, 1995 to various present and former executive officer-employees and non-management employees of the Company under the Company's Amended 1994 Plan, 1988 Plan and 1992 Plan. All but 50,000 of the Employee Options are presently exercisable, and all such options may be exercised in whole or in part at any time within five years following the respective dates of grant, at exercise prices ranging between $.50 per share and $2.25 per share. See "DESCRIPTION OF SECURITIES-Employee Options" below.

          Under the terms of a Stock Purchase and Sale Agreement dated as of September 7, 1995 (the "Don Bell Acquisition Agreement") among the Company, Don Bell, Worrell Enterprises, Inc. ("Worrell"), and Gary D. Bell ("Bell"), the Company issued 250,000 shares of Common Stock to Worrell and 25,000 shares of Common Stock to Bell in partial consideration of the Company's acquisition of the capital stock of Don Bell, and agreed to pay certain additional consideration to Worrell and Bell in the event the average trading price of the Common Stock for any 20 consecutive days prior to December 31, 1996 does not equal or exceed $4.00 per share. Under the terms of the Don Bell Acquisition Agreement, the Company has the right to pay any such additional consideration in the form of cash, promissory notes, or additional newly issued shares of Common Stock. Also as part of the consideration paid to Worrell under the Don Bell Acquisition Agreement, the Company issued and delivered to Worrell a convertible promissory note in the principal amount of $750,000 and bearing interest at the rate of 8% annually (the "Worrell Note"). The Worrell Note provides that the outstanding principal obligations of the Company thereunder are convertible into newly issued shares of Common Stock at the conversion price of $5.00 per share (subject to certain anti-dilution adjustments).

          As additional consideration for services performed by Mathews, Holmquist & Associates, Inc. (the "Underwriter"), which acted as underwriter of a registered public offering of Common Stock and Redeemable Warrants (the "1994 Offering"), for its services in connection with the 1994 Offering, the Company granted to the Underwriter options to purchase 31,000 Units ("Unit Purchase Option"). The Unit Purchase Option is exercisable at a price equal to 120 percent of the public offering price of the Units. The Units to be issued upon exercise of the Unit Purchase Option are identical to the Units offered in the 1994 Offering except that the warrants issuable upon exercise of the Unit Purchase Option will be exercisable for $4.68 per share of Common Stock, and are not redeemable. The Unit Purchase Option is restricted from exercise, sale, transfer, assignment, or hypothecation except to persons who are both officers and shareholders of the Underwriter, for a period of one year from the January 6, 1994 effective date of the Form S-1 Registration Statement and thereafter is exercisable for a period of four years. The exercise price of the Unit Purchase Option was arbitrarily determined by the Company and the Underwriter and should not be deemed to reflect any estimate of the intrinsic value of either the Unit Purchase Option, the Units, or the underlying Common Stock and warrants. The Unit Purchase Option contains anti-dilution and adjustment provisions in the event of any merger, acquisition, recapitalization, split-up of shares, stock dividend, sales, or issuance by the Company of stock or securities convertible into stock by the Company at a price or conversion price less than the exercise price of the Unit Purchase Option or less than the market price of the Common Stock at the time of such sale or indebtedness or similar event, except for dilution which would result from the effect of the Company's stock option plans, reasonably acceptable to the Underwriter.

          The Company has agreed to register, at its expense, under the Securities Act, the Unit Purchase Option and/or the underlying securities included in the Unit Purchase Option at the request of the holders of 50% of the Unit Purchase Option. Such request may be made at any time during a period of four years beginning January 6, 1995. The Company also granted the Underwriter "piggyback" registration rights concerning the Unit Purchase Option and the underlying securities which may be exercised at any time during a period of four years beginning January 6, 1995.

          On November 3, 1995, the Company filed with the Commission a Registration Statement on Form S-3, which was declared effective by the Commission on December 1, 1995, registering under the Securities Act the following securities for sale by the holders thereof: (a) 233,750 previously unregistered SD Warrants and the 233,750 shares of Common Stock issuable upon exercise of such SD Warrants; (b) the 50,000 DFRV Warrants and the 50,000 shares of Common Stock issuable upon exercise of the DFRV Warrants; and (c) the 275,000 outstanding shares of Common Stock issued by the Company in connection with the September 7, 1995 acquisition of Don Bell. The prospectus included as part of such registration statement is hereinafter referred to as the "1995 Resale Prospectus."

          In connection with the Company's acquisition of Stewart Eleemosynary Marketing Company in January 1994, the Company granted to J. Melvin Stewart, presently the Chairman of the Board of Directors of the Company and the President and Chief Executive Officer of certain operating subsidiaries of the Company, certain one-time demand registration rights with respect to the 316,923 shares of unregistered Common Stock issued to Mr. Stewart in connection with such acquisition, which demand rights are exercisable until February 13, 1999. Also, the terms of employment agreements between the Company and certain director-employees provide for certain demand and piggyback registration rights with respect to shares of Common Stock owned by the director-employees in the event their employment is terminated other than for cause following a "Change of Control" as defined in such employment agreements. See "Effect of Change of Control" below.

          There are presently 2,663,068.67 shares of Common Stock outstanding. At times in the past, due to the relatively small size of the "public float" in the Common Stock and the absence of active market makers in the Common Stock, public trading in the Common Stock has been thin and sporadic. Accordingly, the sale of the warrants and Common Stock covered by the 1995 Resale Prospectus, the exercise of outstanding demand registration rights and/or the issuance of additional shares of Common Stock upon the exercise of the Company's outstanding warrants or the Employee Options, the exercise of the Unit Purchase Option and the underlying warrants, or the exercise of the conversion rights under the Worrell Note, could adversely affect trading prices of the Common Stock and trading prices, if any, of the remaining unexercised warrants and options.
Also, such issuances of additional shares of Common Stock and warrants could adversely affect the ability of the Company to obtain financing for future growth and acquisitions.

RECENT DEBT RESTRUCTURING; LIMITED SOURCES OF ADDITIONAL CAPITAL

          On December 27, 1995, the Company refinanced and restructured approximately $1,080,100 mortgage and other indebtedness of its subsidiary, Don Bell, and replaced the Company's previous $350,000 operating credit line facility with a $500,000 operating line, with the proceeds of three loans from The Bank of Winter Park (the "Bank") pursuant to the provisions of a loan agreement dated December 27, 1995 among the Company, its subsidiaries and the Bank (the "Loan Agreement"). The three loans are comprised of the $500,000 revolving credit line, an $840,000 mortgage loan and a $250,000 term loan. All three loans are secured by inventory and accounts receivable of the Company and each of its subsidiaries, equipment of Don Bell, and are jointly and severally guaranteed by each of the Company's subsidiaries. In addition, the $500,000 revolving credit line and the $250,000 term loan are secured by a mortgage on real property and improvements owned by the Company in Steuben County, Indiana and a second mortgage on certain real property owned by Don Bell in Volusia County, Florida. The $840,000 mortgage loan is also secured by a first mortgage on Don Bell's sign manufacturing facilities in Port Orange, Florida.

          The $500,000 revolving credit line, the $840,000 mortgage loan and the $250,000 term loan bear interest at 1%, 1.5% and 2%, respectively, above the applicable prime rate (as the same may be adjusted from time to time). The Company is obligated to make payments of interest only under the credit line facility until December 27, 1997, when all principal borrowings thereunder and accrued but unpaid interest are due and payable. The $840,000 mortgage loan is payable in monthly installments of principal and interest in the amount of $8,106.18 (subject to adjustment upon changes in the applicable interest rate) for a period of five years, based upon a 20-year amortization, with a balloon payment of principal and accrued but unpaid interest being due on December 27, 2000. The $250,000 term loan is payable in monthly installments of principal in the amount of $4,166.67, plus accrued interest, for a period of five years until December 27, 2000.

          The Loan Agreement contains certain covenants requiring the Company to maintain certain financial ratios at the end of its fiscal years and covenants limiting the amount of additional debt that may be incurred by the Company and its subsidiaries. The Loan Agreement contains certain cross-default provisions, to the effect that in the event the Company fails to pay any obligation within 10 days after the applicable due date, or the Company or the applicable subsidiary fails to remedy or cure to the satisfaction of the Bank any representation, warranty or covenant default within 30 days after written notice from the Bank, or if there is a change in the Company's present executive management, the Bank has the right at its discretion to accelerate the maturity of all obligations of the Company under the Loan Agreement.

          The Company's management believes that net cash flow from operations and the availability of funds under the Company's new $500,000 operating line of credit will be sufficient to enable the Company and its subsidiaries to satisfy their operating capital needs. However, the Company has no additional financing commitments and the Loan Agreement contains limitations on the amount of additional debt that may be incurred by the Company and its subsidiaries. In the event the Company needs additional financing to pursue future acquisitions or other expansion of its business, there can be no assurance that such additional financing on acceptable terms will be available to the Company when and if needed.

EFFECT OF CHANGE IN CONTROL

          The Worrell Note provides, among other default events, that in the event there shall occur a "Change in Control" with respect to the Company, the holder of the Worrell Note may, by written notice to the Company, declare all principal and accrued but unpaid interest evidenced by the Worrell Note immediately due and payable, which obligations shall accrue interest at a rate equal to 10% per annum from the date of acceleration until paid. "Change of Control" is defined in the Worrell Note as occurring when, within a period of 12 consecutive months other than as the result of proxies solicited by, or votes cast by, management of the Company, (i) there is a change in 35% of the persons who, as of September 7, 1995, constitute the Board of Directors other than as the result of resignations or (ii) there is an increase of 25% or more in the number of members of the Board of Directors.

          Also, the employment agreements between the Company and five of its director-employees, i.e., Messrs. J. Melvin Stewart, J. William Brandner,
Philip Howe Hoard, Otto J. Nicols, and Max D. Tavernier ("Management Employment Agreements"), provide for substantial increases in the amount of severance payable by the Company to such persons, and grant certain other rights to such persons, in the event their employment with the Company or its subsidiaries is terminated other than for cause following a Change of Control, which is defined as having occurred when: (a) any one person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, consummates a tender offer, a plan of open-market purchases or an exchange offer for shares of Common Stock, or consummates a proxy solicitation, which, in the judgment of a majority of the members of the Board of Directors of the Company, is reasonably likely to permit such person or Group to obtain control of a sufficient number of voting securities of the Company to elect a majority of the members of the Board of Directors of the Company; or (b) there occurs, within any period of 12 consecutive months other than as the result of proxies solicited by, or votes cast by, management of the Company, (i) a change in 35% of the persons who, as of August 31, 1995, constitute the Board of Directors of the Company other than as the result of resignations or (ii) an increase of 25% or more in the number of members of the Board of Directors.

          In addition, the Company's Loan Agreement with the Bank provides that the Bank has the right to accelerate the maturity of all obligations outstanding under the Loan Agreement in the event of a change in the person serving as President and Chief Executive Officer of the Company, i.e., Mr. J. William Brandner.

          As the result of the acceleration provisions in the Worrell Note and the Loan Agreement, and the contingent severance benefits and other rights provided to executive officers of the Company under the Management Employment Agreements, the occurrence of a Change of Control as defined in or contemplated by such documents could have a material adverse effect on the financial condition and operations of the Company, and the trading price of the Common Stock.

OPERATING HISTORY

          The Company reported operating income of $250,994, net income of $164,170, and earnings per share of $.07, for the fiscal year ended June 30, 1995 (the "1995 Fiscal Year"). For the fiscal quarter ended September 30, 1995, the Company reported operating income of $219,005, net income of $201,152, and earnings per share of $.06. However, the Company's operating results for the three months ended September 30, 1995 should not be read as necessarily indicative of the results to be expected for the full 1996 fiscal year, and in its prior 14-year operating history, the Company produced an operating profit only three times and never in excess of $100,000. Also, on September 7, 1995, the Company acquired all of the outstanding capital stock of Don Bell, which reported a net loss of $106,034 for its fiscal year ended December 31, 1994 and a net loss of $569,896 for its fiscal year ended December 31, 1993.

          The Company's management believes that the significant improvements in the Company's church and school sign segment (as the result of the full assimilation of the Company's January 1994 acquisition of Stewart Eleemosynary Marketing Company), the structure of the Don Bell acquisition which allowed the Company to assimilate Don Bell's $6 million annual commercial sign business at better than historic profit margins, together with the operating performance of the Company's filtration division, and the Company's telemarketing program for long-distance telephone services for commercial businesses and affinity groups, will enable the Company to continue to operate profitably and to produce improvements in operating results. However, there can be no assurances that economic and other events beyond the control of the Company and its management will not adversely affect the ability of the Company to improve on or continue the growth and operating results reflected by the Company's performance in the 1995 Fiscal Year.

DEPENDENCE ON MANAGEMENT

          The Company is dependent upon the services of J. William Brandner, President and Chief Executive Officer and a director, and Otto J. Nicols, Vice President, Treasurer and Chief Financial Officer and a director, of the Company. The Company is also dependent upon the services of J. Melvin Stewart, Chairman of the Board of Directors, President of Nevada SEMCO, Inc. (the successor by merger to Stewart Eleemosynary Marketing Company), J.M. Stewart Corporation, and J.M. Stewart Industries, Inc., and a director of the Company. The officers of the Company have principal responsibility for the management of the Company and for recommendations to the Board of Directors, which exercises final authority over business decisions. Consequently, the loss of the services of such officers and directors could be detrimental to the Company. Messrs. Brandner and Nicols have entered into employment agreements with the Company, and Mr. Stewart has an employment agreement with J.M. Stewart Corporation.

BUSINESS AND ECONOMIC FACTORS

          The future of the Company, and of the Company's operations, will be subject to a number of business and other factors beyond management's control, such as economic slowdowns and increased competition. Unfavorable general economic conditions could adversely affect the operating results of the Company. There can be no assurance that the Company would be able to sustain its operations in the event of an economic slowdown for an extended period of time or if general economic conditions in the U.S. and in foreign countries were to deteriorate.

COMPETITION

          Each of the Company's current and proposed business segments is characterized by intense competition. Many companies offer or are engaged in the development of products or the provision of services which may be or are competitive with the Company's present or proposed products or services. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution, and/or other resources than the Company. There can be no assurance that the Company will be able to compete successfully with such companies.

ABSENCE OF DIVIDENDS

          The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future, but instead intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business.

SHARES AVAILABLE FOR SALE

          Of the total 1,144,000 shares of Common Stock issuable upon exercise of the Employee Options, 711,000 of such shares were previously registered under the Securities Act on registration statements filed by the Company with the Commission on Form S-8 (Registration No. 33-77924 and Registration No. 33-81348). Of the remaining 433,000 shares issuable upon exercise of the Employee Options, 427,000 of such shares have been registered under the amendment to the Form S-8 Registration Statement of the Company to which this Prospectus relates. Because the grantees of the options to which certain of such registered shares relate are directors and/or executive officers of the Company, the resale of any such shares following the exercise of such options (as well as all other shares of Common Stock owned by directors and executive officers of the Company) are subject to certain resale restrictions and limitations set forth in Rule 144 promulgated by the Commission under the Securities Act. Likewise, because the 316,923 shares of Common Stock issued to J. Melvin Stewart in January 1994 in partial consideration of the Company's acquisition of SEMCO and the shares of Common Stock issuable upon exercise of conversion rights under the Worrell Note have not been registered under the Securities Act, resales of such shares are also subject to the limitations and restrictions of, and are deemed "restricted securities" under, Rule 144. In general, a person who holds "restricted securities" (as that term is defined in Rule 144) may not publicly resell such securities until such person has been the beneficial owner of such securities for a period of two years (unless such securities are registered under the Securities Act prior to the expiration of such two-year holding period) and after such holding period may not sell within any three-month period a number of restricted securities which exceeds the greater of one percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required to be filed by such person under Rule 144.

          Sales of shares of Common Stock pursuant to Rule 144 could have an adverse effect on the market for or trading price of the Company's securities.

FUTURE ISSUANCES OF STOCK BY THE COMPANY

          The Company has 50,000,000 shares of Common Stock authorized, of which 2,663,068.67 shares are issued and outstanding. In addition, the Company has reserved a total of 2,413,000 shares of Common Stock for issuance as follows:
(a) 995,000 shares for issuance upon exercise of outstanding warrants; (b) 1,144,000 shares for issuance upon exercise of outstanding Employee Options;
(c) 124,000 shares for issuance upon exercise of the Unit Purchase Option and the warrants underlying the Unit Purchase Option; and (d) 150,000 shares for issuance upon exercise of conversion rights under the Worrell Note. The remaining 44,923,931.33 authorized but unissued and unreserved shares of Common Stock may be issued without any action or approval by the Company's stockholders. Although there are no present plans, agreements, or undertakings with respect to the Company's issuance of any shares of such Common Stock, or related convertible securities, except as disclosed in this Prospectus Supplement, any such issuances could be used as a method of discouraging, delaying, or preventing a change in control of the Company or could dilute the public ownership of the Company, and there can be no assurance that the Company will not issue any such additional shares of Common Stock. A shareholder's pro rata ownership interest in the Company will be reduced to the extent of the exercise of the outstanding warrants, the Employee Options, the exercise of the Unit Purchase Option and the warrants underlying such option, or the exercise of conversion rights under the Worrell Note.

TAX LOSS CARRYFORWARDS

          At June 30, 1995, the Company had unused net operating losses to carry forward against future taxable income of $1,881,000, which are expected to expire in various amounts through 2009 ("NOLs"). The Company is subject to certain limitations on the use of its NOLs as provided under Section 382 of the Internal Revenue Code of 1986, as amended, and there can be no assurance that a significant amount of the Company's existing NOLs will be available to the Company.

NO ASSURANCE OF CONTINUED QUALIFICATIONS FOR NASDAQ INCLUSION

          There can be no assurance that a regular trading market for the Common Stock or other securities of the Company, if any, will be sustained. If for any reason the Company's securities do not remain eligible for continued listing on NASDAQ or a public trading market is not sustained, purchasers of the securities may have difficulty selling such securities should they desire to do so.

          Under the rules of the NASD, for continued listing, a company must have, among other things, $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float, and a minimum bid price of $1.00 per share, all of which requirements are presently satisfied and which the Company expects to continue to satisfy. As of the date of this Prospectus Supplement, the Redeemable Warrants are not actively traded due to the absence of market makers for the Redeemable Warrants. If the Company is unable to satisfy the requirements for continued quotation on NASDAQ, trading, if any, in the Company's securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

          In addition, if the Company's securities are removed from NASDAQ, the securities would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers (as defined in the rule) and accredited investors (generally, institutions and, for individuals, an investor with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with such investor's spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the securities and may affect the ability of purchasers to sell the securities in the secondary market.

          The Commission recently adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Certain transactions, such as transactions in which the customer is an institutional accredited investor and transactions that are not recommended by the broker-dealer, are exempt from the disclosure requirements discussed above.

          The above-described rules may materially adversely affect the liquidity of the market for the Company's securities.

UNIT PURCHASE OPTION

          In connection with the 1994 Offering, the Company sold to the Underwriter, for nominal consideration, an option to purchase up to an aggregate of 31,000 Units pursuant to the Unit Purchase Option, which units are identical to the Units offered in the 1994 Offering except that the warrants issuable upon exercise of the Unit Purchase Option will be exercisable at a price of $4.68 per share of Common Stock and are not redeemable. The Unit Purchase Option is exercisable commencing January 6, 1995 and ending four years from such date at an exercise price of $7.80 per Unit, subject to anti-dilution adjustments. The holders of the Unit Purchase Option have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Unit Purchase Option is outstanding. At any time at which the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Unit Purchase Option. The holders of the Unit Purchase Option have the right to require registration under the Securities Act of the Unit Purchase Option and the Common Stock and warrants issuable upon exercise thereof, and have certain "piggyback" registration rights with respect to the Unit Purchase Option and the Common Stock and Warrants issuable upon exercise thereof. The cost to the Company of effecting any such registration may be substantial.

ADDITIONAL UNDERWRITING COMPENSATION

          The Company agreed with the Underwriter that the Company would pay the Underwriter a warrant solicitation fee of 10% of the exercise price of Redeemable Warrants exercised after January 6, 1995 and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission. Such warrant solicitation fee will be paid to the Underwriter if (a) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Redeemable Warrant; (b) the exercise of the Redeemable Warrant was solicited by an NASD member firm; (c) prior specific written approval for exercise is received from the customer if the Redeemable Warrant is held in a discretionary account; (d) disclosure of this compensation arrangement is made prior to or upon the exercise of the Redeemable Warrant; (e) solicitation of the exercise is not in violation of Rule l0b-6 of the Exchange Act; and (f) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. In addition, unless granted an exemption by the Commission from Rule l0b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for the period from nine business days prior to any solicitation of the exercise of any Redeemable Warrant or nine business days prior to the exercise of any Redeemable Warrant based on a prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable.

          For a 30-month period that commenced January 6, 1994, the Underwriter has a preferential right to purchase for its account or to sell for the account of the Company any securities of the Company with respect to which the Company may seek a public or private offering for cash. The Company will consult with the Underwriter with regard to any such offering and will offer to the Underwriter the opportunity to purchase or sell any such securities on terms not less favorable to the Company than it can secure elsewhere. The Underwriter shall have a minimum of thirty (30) business days in which to accept such offer.

          The Underwriter's discount, the non-accountable expense allowance, and the Unit Purchase Option (including the Units underlying such option and the warrants included in such Units), are deemed to be underwriting compensation in connection with the 1994 Offering. In addition, any profit realized on the sale of securities issuable upon the exercise of the Unit Purchase Option may be deemed additional underwriting compensation.

          The Company has agreed to indemnify the Underwriter and others against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors, or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy and therefore unenforceable.

                                USE OF PROCEEDS

          Any proceeds received by the Company as the result of the exercise of the Employee Options will be used for general working capital purposes.
However, the Company will receive none of the proceeds from the sale of any shares issued upon exercise of such options, including the 861,000 Option Shares covered by this Prospectus. With respect to the other presently unissued shares of Common Stock covered by this Prospectus, such shares will be issued (either directly or upon exercise of options) to employees and consultants as awards under the Amended 1994 Plan.

                              PLAN OF DISTRIBUTION

          The Option Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders or, alternatively, any of the Selling Shareholders may from time to time offer the Option Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Shareholders and/or purchasers of the Option Shares for whom they may act as agent. Sales will be made at prices and on terms then prevailing or at prices related to the current market price, or in negotiated transactions. A Selling Shareholder that sells Option Shares pursuant to the Registration Statement of which this Prospectus is a part will be required to deliver a copy of this Prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

          The Company will pay all of the expenses incident to the registration of the Option Shares, other than transfer taxes, if any, and commissions and discounts of dealers and agents.

                              SELLING SHAREHOLDERS

          The following table sets forth the names and addresses of each of the Selling Shareholders, and (a) the amount of securities of the class owned by each holder before the offering, (b) the amount to be offered for such holder's account, and (c) the amount and (if one percent or more) percentage of the class to be beneficially owned by such holder after the offering is complete. For additional information concerning the exercise price, duration and other terms of the options covering the shares of Common Stock offered below, see "DESCRIPTION OF SECURITIES-Employee Options." Other than as described in the notes to the following table, no Selling Shareholder has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates within the three years preceding the date of this Prospectus.

                                                               Amount of        Amount and % of Class
                                 Amount of Securities          Securities       Owned After Completion
Name and Address/1/                of Class Owned/2/           Offered/3/           of Offering/4/
-------------------              --------------------        --------------    ------------------------

J. William Brandner                           263,000               218,000         45,000      (1.6%)
2180 W. SR 434, Suite 6136
Longwood, FL  32779

Gary D. Bell                                  150,000/5/            125,000/5/      25,000      (0.9%)
365 Oak Place
Port Orange, FL  32127

Philip Howe Hoard                          203,667.67               122,000      81,667.67      (2.9%)
7450 S. Homestead Drive
Hamilton, IN  46742-0487

Otto J. Nicols                                120,000               115,000          5,000      (0.2%)
2180 W. SR 434, Suite 6136
Longwood, FL  32779

J. Melvin Stewart                             518,923               198,000        320,923     (11.2%)
2201 Cantu Court
Sarasota, FL  34232

Max D. Tavernier                           119,494.67                83,000      36,494.67      (1.3%)
7450 S. Homestead Drive
Hamilton, IN  46742-0487



/1/ Each of the Selling Shareholders is a Director of the Company. Mr. J. William Brandner is also President and Chief Executive Officer of the Company. Mr. Gary D. Bell serves as President of Don Bell Industries, Inc., a subsidiary of the Company. Mr. Philip Howe Hoard serves as a Vice President and Secretary of the Company. Mr. Otto J. Nicols serves as Vice President, Treasurer (Chief Financial Officer) and Assistant Secretary of the Company. Mr. J. Melvin Stewart serves as Chairman of the Board of Directors of the Company and President of J.M. Stewart Industries, Inc. and J.M. Stewart Corporation, indirect subsidiaries of the Company. Mr. Max D. Tavernier serves as a Vice President of the Company.

/2/ Represents shares of Common Stock beneficially owned by the Selling Shareholder, including shares of Common Stock issuable upon exercise of presently exercisable Employee Options.

/3/ Includes 434,000 shares of Common Stock issuable upon exercise of Employee Options granted to the various Selling Shareholders that were previously registered under the Securities Act pursuant to the Company's Registration Statement on Form S-8 (Registration No. 33-81348) filed by the Company with the Commission on July 8, 1994. The remaining 427,000 shares of Common Stock offered hereunder have been registered under the Securities Act pursuant to an Amendment No. 1 to the aforementioned Registration Statement on Form S-8, filed by the Company with the Commission on January 26, 1996.

/4/ Assumes that only the Selling Shareholder exercises his Employee Options and that such Selling Shareholder sells all of his Option Shares.

/5/ Does not include options for 50,000 shares granted to Mr. Bell under the Amended 1994 Plan that are not exercisable until September 7, 1996.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 2,663,068.67 shares are issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters that may be voted upon by the owners thereof at meetings of the stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor when, as, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, or conversion rights, or redemption or sinking funds provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

  There are no provisions in the Articles of Incorporation or Bylaws of the Company that would delay, defer or prevent a Change in Control of the Company. However, certain material agreements to which the Company is a party could have the effect of delaying, deferring or preventing such a Change in Control. See "RISK FACTORS - Effect of Change in Control."

EMPLOYEE OPTIONS

  As of the date of this Prospectus, there are outstanding a total of 1,144,000 Employee Options granted as awards to present and former employees under either the Amended 1994 Plan, the 1988 Plan or the 1992 Plan. Under the terms of the respective plans under which they were issued, all of the Employee Options are exercisable in whole or in part within five years from the respective dates of grant at exercise prices equal to the fair market value of the Common Stock (determined in accordance with the terms of the respective plans) on the respective dates of grant. Although 1,138,000 of shares of Common Stock issuable upon exercise of the Employee Options (and the resale by the Selling Shareholders of certain of such shares) have been registered under the Securities Act, the Employee Options themselves have not been registered under the Securities Act. However, a summary of the material terms of the Employee Options is provided below for informational purposes.

  Amended 1994 Plan Options.  The following Employee Options are presently
  -------------------------
outstanding under the Amended 1994 Plan:

        (a) Options for the purchase of a total of 371,000 shares granted to Messrs. J. William Brandner (98,000), Philip Howe Hoard (56,000), Otto J. Nicols (40,000), J. Melvin Stewart (82,000), Max D. Tavernier (33,000), present directors and executive officers of the Company, and Richard W. Coffman (62,000), a former director and executive officer of the Company. Such options are exercisable for a period of five years from September 6, 1994 at the exercise price of $.88 per share.

        (b) Options for the purchase of a total of 248,333 shares granted to Messrs. Brandner (54,426), Hoard (27,213), Nicols (34,016), Stewart (110,000)
and Tavernier (22,678). Such options are exercisable for a period of five years after September 1, 1995 at the exercise price of $.63 per share.

        (c) Options for the purchase of a total of 125,000 shares granted to Gary D. Bell, President of Don Bell Industries, Inc., a subsidiary of the Company, and a Director of the Company since October 31, 1995, exercisable for period of five years after September 7, 1995 at the exercise price of $.75 per share, and options for a total of 50,000 shares exercisable for a period of five years after September 7, 1996 at an exercise price equal to the fair market value of the Common Stock on September 7, 1996.

        (d) Options for the purchase of a total of 165,000 shares of Common Stock granted to the following eight (8) employees of the Company or its subsidiaries, none of whom are directors or officers of the Company, exercisable for a period of five years after February 2, 1995 at the exercise price of $.56 per share: Rodger Loveing (25,000), Douglas Ward (25,000), Christopher S. Hersha (25,000), Pamela J. Schaetzel (25,000), John A. Yax (25,000), Kenneth Overby (20,000), Robert Smoker (10,000), and Douglas Davis (10,000).

  1988 Plan Options.  There are presently outstanding Employee Options for the
  -----------------
purchase of up to a total of 166,667 shares of Common Stock under the 1988 Stock Option Plan as follows: J. William Brandner (65,574); Philip Howe Hoard (32,787); Otto J. Nicols (40,984); and Max D. Tavernier (27,322). All of such options are exercisable for a period of five years after July 17, 1995 at the exercise price of $.69 per share, and are intended under the terms of the 1988 Stock Option Plan to qualify for federal income tax treatment as "incentive stock options."

  1992 Plan Options.  The following Employee Options are presently outstanding
  -----------------
under the 1992 Stock Option Plan:

        (a) Options to purchase up to 3,000 shares prior to November 4, 1997 at the exercise price of $.50 per share, and options to purchase up to 3,000 shares prior to November 4, 1998 at the exercise price of $2.25 per share, granted to Richard W. Coffman, a former director and executive officer of the Company, pursuant to his employment agreement with the Company.

        (b) Options to purchase up to 2,000 shares prior to November 4, 1997 at the exercise price of $.50 per share, options to purchase up to 2,000 shares prior to November 4, 1998 at the exercise price of $2.25 per share, and options to purchase up to 2,000 shares prior to January 13, 2000 at the exercise price of $.50 per share, granted to Philip Howe Hoard pursuant to his employment agreement with the Company.

        (c) Options to purchase up to 3,000 shares prior to August 24, 1999 at the exercise price of $1.11 per share and options to purchase up to 3,000 shares prior to January 13, 2000 at the exercise price of $.50 per share, granted to J. Melvin Stewart under his employment agreement with Stewart Corporation, a subsidiary of the Company.

Registration Rights

  The Unit Purchase Option issued to the Underwriter includes demand and piggyback registration rights with respect to the Unit Purchase Option and the securities underlying the Unit Purchase Option for a period of four years, commencing January 6, 1995. In connection with the SEMCO acquisition, the Company granted J. Melvin Stewart a one-time demand registration right for the 316,923 unregistered shares of Common Stock issued to him in the acquisition, exercisable during a four-year period beginning February 13, 1994. Also, the Management Employment Agreements grant certain demand and piggyback registration rights to the director-employees who are parties to such agreements in the event their employment is terminated other than for cause following a "Change of
Control" as defined in the such agreements.   See "RISK FACTORS - Effect of
Change of Control."    Any exercise of such registration rights may result in
dilution in the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing, and/or have an adverse effect on the market price of the Company's Common Stock and outstanding warrants.

                              DESCRIPTION OF PLANS

1988 and 1992 Plans

  The Company's 1988 Plan provides for the granting of options to certain officers and employees of the Company to purchase an aggregate of not more than 166,666.67 shares of Common Stock. The Plan is designed to qualify as an "incentive stock option plan" under the Internal Revenue Code (the"Code"). Effective July 17, 1995, the Company granted all 166,667 options available under the 1988 Plan, to the following individuals: J. William Brandner, 65,574 options; Philip H. Hoard, 32,787 options; Otto J. Nicols, 40,984 options; and Max D. Tavernier, 27,322 options. As required under the terms of the 1988 Plan, the exercise price of all such options is equal to the fair market value of the Common Stock ($.69 per share) on the July 17, 1995 date of grant, and such options expire five years following such grant date.

  The 1992 Plan provides for the granting of options to officers, Directors, employees and consultants to purchase not more than an aggregate of 575,000 shares of Common Stock. Because the 1992 Plan did not receive shareholder approval within 12 months of adoption by the Company's Board of Directors, all options granted under the 1992 Plan are required to be treated as non-qualified options. As of January 26, 1996, a total of 18,000 options had been granted under the 1992 Stock Option Plan and were outstanding as follows: 3,000 options to Mr. Coffman for each of 1992 and 1993; 3,000 options to Mr. Stewart for each of 1994 and 1995; and 2,000 options to Mr. Hoard for each of 1992, 1993 and 1994, pursuant to the provisions of their respective employment agreements with the Company prior to the 1995 amendments to such agreements.

  The 1992 Plan includes a formula provision under which options to purchase 2,000 shares of Common Stock each year are to be granted to each non-employee Director and a provision incorporating certain stock option terms of the Company's employment agreements with Richard W. Coffman, Philip Howe Hoard and
J. Melvin Stewart. This latter provision obligates the Company to grant options to purchase at least 3,000 shares per year to each of Mr. Coffman and Mr. Stewart, and options to purchase at least 2,000 shares per year to Mr. Hoard, at an exercise price equal to the fair market value of the common stock on the date of grant. Under the terms of the 1992 Plan, the number of shares subject to option in each year would increase if the Company's annual pre-tax profits (profits before taxes and extraordinary items under generally accepted accounting principles) for such year reported in the audited financial statements filed with the Company's Annual Report on Form 10-KSB exceed $500,000. As the result of the 1995 amendments to the Company's employment agreements with Messrs. Coffman, Hoard and Stewart, the Company is no longer obligated to make any annual or other grants of options under the 1992 Plan to such persons.

  Pursuant to both the 1988 Plan and the 1992 Plan (collectively, the "Stock Option Plans"), the Board of Directors or a committee of non-employee Directors established to administer the plan determines, subject to the provisions of the respective Stock Option Plan, the persons to whom options are granted, the number of shares of common stock subject to option, the period during which the options may be exercised and the terms and provisions of each option. The Stock Option Plans place restrictions on the grant of options to persons who are, at the time of the grant, members of any such plan committee and on the grant of options to employee-Directors. No option may be granted more than ten years after the effective date of the respective plan or exercised more than ten years after the date of grant (five years if the optionee owns more than 10% of the voting stock of the Company). Additionally, with respect to incentive (or "qualified") options under the 1988 Plan, the option price may not be less than

100% of the fair market value of the Common Stock on the date of the grant (110% if the optionee owns more than 10% of the outstanding voting stock of the Company). Ordinarily under the 1988 Plan, optionees must remain continuously in the service of the Company for 18 months before the right to exercise an incentive option vests; under the 1992 Plan, the Board of Directors or plan committee determines, in each individual case, whether to apply such requirements or any similar requirement. Subject to certain limited exceptions, options may not be exercised unless, at the time of exercise, the optionee is in the service of the Company. The 1992 Stock Option Plan was amended subsequent to its adoption to provide that no options may be granted thereunder at an exercise price less than 85% of the fair market value per share of the Common Stock on the date of grant.

ITEM 1.  AMENDED 1994 PLAN INFORMATION.

  Set forth below is certain information required to be delivered to participants in the Amended 1994 Plan, pursuant to Rule 428 of the Commission promulgated under the Securities Act:

 (a) General Plan Information.
     ------------------------

   (1) The title of the Amended 1994 Plan is the "La-Man Corporation Amended and Restated 1994 Employee and Consultant Stock Compensation Plan" and the registrant whose securities are to be offered pursuant to the Amended 1994 Plan is La-Man Corporation, a Nevada corporation having its principal corporate offices at 2180 West State Road 434, Suite 6136, Longwood, Florida 32779 (the "Company" or "Registrant"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Amended 1994 Plan. A copy of the Amended 1994 Plan, as in effect prior to the September 1, 1995 amendment thereto, has been previously filed as an exhibit to the Registration Statement on Form S-8 (Registration No. 33-81348) to which this Prospectus relates, and a copy of Amendment No. 1 thereto effective September 1, 1995 has previously been filed by the Company as an exhibit to the 1995 Annual Report, and are incorporated by reference herein.

  (2) The effective date of the Amended 1994 Plan is June 29, 1994, the date of its approval by the Board of Directors of the Company (the "Board of Directors"). The Amended 1994 Plan amended and restated the Company's original 1994 Employee and Consultant Stock Compensation Plan effective February 10, 1994 (the "Original Plan"), which authorized the Board of Directors to grant awards of up to 575,000 shares of Common Stock as compensation to certain employees, officers, directors, consultants and other persons providing certain bona fide consulting and other services to the Company. The June 29, 1994 amendment and restatement: (i) increased the number of shares of Common Stock issuable under the plan (either as direct awards or upon exercise of option awards) from 575,000 shares to 1,200,000 shares; (ii) authorized the Finance Committee of the Board of Directors (the "Finance Committee"), as well as the Board of Directors, to administer the Plan and make determinations with respect to the granting of awards thereunder; and (iii) authorized the Board of Directors or the Finance Committee to award to Eligible Participants (as defined in the Amended 1994
Plan), in addition to shares of Common Stock, grants of options to purchase Common Stock in amounts, at exercise prices and for terms as may be determined by the Board of Directors or the Finance Committee; however, the term of exercise of any of such options may not be more than five years following the date of grant and the exercise price per share may not be less than the per share par value of the Common Stock. Effective September 1, 1995, the Board of Directors of the Company approved an amendment to the plan increasing the maximum number of shares awardable thereunder (either directly or upon exercise of option awards) from 1,200,000 shares to 2,200,000 shares. The effective date of the Amended 1994 Plan is June 29, 1994; however, with respect to awards of Common Stock made under the Original Plan prior to such date, the effective date is deemed to be February 10, 1994.

  (3) The general nature and purpose of the Amended 1994 Plan is to further the growth of the Company by allowing the Company to compensate employees, officers, directors, consultants and certain other persons providing certain bona fide consulting and other services to the Company, through the award of shares of Common Stock or options to purchase shares of Common Stock ("Options"). The Board of Directors or the Finance Committee may suspend or terminate the Amended 1994 Plan at any time or from time to time, but no such action shall adversely affect the rights of any person granted an Award under the Amended 1994 Plan prior to that date. The Board of Directors or Finance Committee is responsible for the administration of the Amended 1994 Plan and the granting of Awards under the Amended 1994 Plan. Subject to the provisions of the Amended 1994 Plan, the Board of Directors or Finance Committee has full authority and the sole and absolute discretion to interpret the Amended 1994 Plan, to prescribe, amend and rescind rules and regulations relating to the Amended 1994 Plan, and to make all other determinations which it believes to be necessary or advisable in administering the Amended 1994 Plan. The determinations of the Board of Directors or Finance Committee on such matters shall be conclusive, final and binding on all persons having an interest in Awards granted under the Amended 1994 Plan.

  (4) The Amended 1994 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

  (5) Certain members of the Board of Directors are employees of the Company or certain of its subsidiaries. Members of the Board of Directors are elected by the shareholders of the Company at each annual meeting of shareholders. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

  The Finance Committee was formed by the Board of Directors of the Company on April 24, 1994 pursuant to authority conferred on the Board of Directors under the Company's Bylaws. The Finance Committee, which was dissolved on October 31, 1995 at the annual meeting of the Board of Directors and certain of its powers redelegated to a newly formed Compensation Committee (described below), was required to be comprised of four directors appointed by the Board of Directors, three of whom are required to be the Chairman of the Board of Directors, the President and the Chief Financial Officer of the Company. The Finance Committee, until such committee was terminated by the Board of Directors on October 31, 1995, was delegated the right to exercise the following powers of the Board of Directors in the management of the business and financial affairs of the Company: (a) to authorize the incurrence by the Company of short-term and/or long-term indebtedness and the granting of collateral security therefor;
(b) to consider, examine, negotiate, authorize and approve acquisitions of the capital stock or assets of corporations, partnerships or other forms of business entities, whether in consideration of cash or other property including without limitation equity securities of the Company; (c) to negotiate and enter into engagement letters with investment bankers, underwriters and other professionals with respect to corporate acquisitions and private and registered public offerings of debt or equity securities of the Company; (d) except to the extent required by applicable law to be approved by the Board of Directors, to negotiate, authorize and approve private, unregistered offerings of debt or equity securities of the Company (including without limitation stock options) in consideration of cash or other property; (e) to authorize and approve grants of awards of securities of the Company under the Amended 1994 Plan, as the same may be further amended from time to time, and to approve and authorize agreements with recipients of such awards as contemplated by the Amended 1994 Plan; and (f) to authorize and approve on behalf of the Company contracts and agreements necessary in connection with any of the foregoing.

  At its October 31, 1995 annual meeting, the Board of Directors voted to disband and dissolve the Finance Committee and its authority, including the authority to administer the Amended 1994 Plan, which authority was redelegated to a newly formed Compensation Committee of the Board of Directors ("Compensation Committee"). Except to the extent otherwise prohibited by law, until terminated or its authority is modified by the Board of Directors, the Compensation Committee has and may exercise all powers and authority otherwise conferred on the Board of Directors of the Company in the determination of salaries, wages, fees and all other forms of compensation and benefits payable to employees, agents or other representatives of the Company and its subsidiaries, including without limitation: (a) the determination and oversight of compensation and benefits payable to certain designated executive officers; and (b) the administration of the Company's 1988 Stock Option Plan, the Company's 1992 Stock Option and Appreciation Rights Plan, and the Amended 1994 Plan, as such plans may be subsequently amended from time to time, and all other present and future employee benefit plans made available to employees, consultants, agents and other representatives of the Company and its subsidiaries. The Compensation Committee is appointed by the Board of Directors and is to be comprised of three (3) directors, none of whom may be an employee or officer of the Company or any of its subsidiaries. Any action taken by the Compensation Committee must be approved by the affirmative vote of not less than a majority of the members of the Compensation Committee. Any action to be taken by the Compensation Committee may be taken in lieu of a meeting by unanimous written consent of the members of the Compensation Committee, in the same manner as legally required if such action were taken by the Board of Directors of the Company by written consent in lieu of a meeting. The present members of the Compensation Committee are Ithiel C. Clemmons, Thomas N. Grant and Robert M. Smithers, each of whom was newly elected as a member of the Board of Directors of the Company at the October 31, 1995 annual meeting of the Company's shareholders.

  Participants in the Amended 1994 Plan may obtain additional information about the Amended 1994 Plan and its administrators by contacting J. William Brandner, President, La-Man Corporation, 2180 State Road 434, Suite 6136, Longwood, Florida 32779, (407) 865-5995.

 (b) Securities to be Offered.
     ------------------------

  The maximum number of shares of Common Stock as to which Common Stock Awards and Option Awards may be granted under the Amended 1994 Plan is 2,200,000 shares, which may be authorized but unissued shares, treasury shares or shares which have been issued and reacquired by the Company. As of the date of this Prospectus, 351,367 shares of Common Stock have been issued (either directly or upon exercise of options) as awards to consultants under the Amended 1994 Plan, and an additional 959,333 shares are reserved for issuance upon exercise of options granted under the plan to present and former employees, leaving a maximum of 889,300 shares available for issuance as Awards under the Amended 1994 Plan. The number of shares of Common Stock reserved for and subject to Awards is subject to adjustment proportionately from time to time to reflect any change in the number of issued and outstanding shares of Common Stock through declaration and distribution of stock dividends, recapitalizations resulting in stock split-ups, changes in par value, combinations or exchange of shares, or the like occurring or effective while any such shares of Common Stock are being held in reserve for Awards or are subject to Awards under the Amended 1994 Plan; however, fractional shares of Common Stock resulting from any such adjustments are to be eliminated.

 (c) Persons Who May Participate in the Amended 1994 Plan.
     ----------------------------------------------------

  "Eligible Participant" means any person, firm or other entity that renders bona fide services to the Company or any of its Subsidiaries, including without limitation, the following: persons employed by the Company or any Subsidiary on a full-time basis; officers and non-employee directors of the Company and its Subsidiaries; and persons, firms or entities engaged by the Company or any Subsidiary as independent consultants, including without limitation attorneys, law firms, accountants, accounting firms, public relations firms and other professional advisors; provided, however, that the term Eligible Participant shall not include any consultant or advisor providing services to the Company or any Subsidiary in connection with the offer or sale of securities in a capital-raising transaction.

  Eligible Participants do not have any right to elect to participate in the Amended 1994 Plan. Awards of Common Stock or Options may be granted under the Amended 1994 Plan to Eligible Participants identified in writing by the Board of Directors or the Compensation Committee (as successor to the Finance Committee) from time to time by duly adopted resolution. Under the Amended 1994 Plan, the Board of Directors or the Compensation Committee has complete discretion to determine when and to which Eligible Participants Awards are to be granted, and the number of shares of Common Stock or Options as to which Awards granted to each Eligible Participant will relate. No grant will be made if, in the judgment of the Board of Directors or the Compensation Committee, such grant would violate any provisions of the Securities Act or the rules and regulations promulgated thereunder.

  (d) Purchase of Securities Pursuant to the Amended 1994 Plan and Payment for
      ------------------------------------------------------------------------
Securities Offered.
------------------

  The Amended 1994 Plan will continue in effect until such time as the Amended 1994 Plan may be terminated by the Board of Directors or the Compensation Committee pursuant to its terms. However, no such termination will adversely affect the rights of any person granted an Award under the Amended 1994 Plan prior to the date of termination.

  The Amended 1994 Plan is noncontributory, and neither employees of La-Man nor other Eligible Participants may elect to participate in the Amended 1994 Plan. Awards of Common Stock or Options granted to Eligible Participants under the Amended 1994 Plan are paid for through the performance by the recipient of bona fide services to the Company or its Subsidiaries.

  The number of shares of Common Stock included in Common Stock Awards granted under the Amended 1994 Plan will be measured by fair market value on the appropriate date for valuing the Award. For purposes of the Amended 1994 Plan, "fair market value" shall mean the weighted average (as provided below) of the high and low bid prices of the Common Stock as reported in The Wall Street Journal for the ten (10) trading days (which need not be consecutive) on which share price information of the Common Stock is reported in The Wall Street Journal, immediately preceding the eighth (8th) trading day prior to the date of the Award, provided that none of such ten (10) trading days is more than forty-five (45) days prior to the date of such Award. "Weighted average" means weighted by the total volume of shares of Common Stock traded on each of the applicable ten (10) trading days. If sufficient per share price quotations for the Common Stock are not available from The Wall Street Journal, then "fair market value" shall be reasonably determined by the Board of Directors or the Compensation Committee in its sole discretion.

  Options included in Awards granted under the Amended 1994 Plan may not have an exercise date more than five years following the Date of Grant and may not have a per share exercise price less than the per share par value of the Common Stock; otherwise, the Board of Directors or the Compensation Committee has the right to determine in its sole discretion the number of shares to be included with respect to any Option Awards, the exercise price, the duration of exercise, and such other terms and conditions as may be prescribed.

 (e) Resale Restrictions.
     -------------------

  Each Award shall be evidenced by a written agreement delivered to the Company from the Eligible Participant receiving such Award in such form and substance as the Board of Directors or the Compensation Committee may from time to time prescribe. Such agreement shall include such restrictions on the resale or other transfer of the Common Stock or Options (including the shares of Common Stock issuable upon exercise) that are subject to the Award as the Board of Directors or the Compensation Committee in its sole discretion may deem appropriate in order to comply with applicable law. The Board of Directors or the Compensation Committee may also postpone delivery of Common Stock or Options subject to an Award for such time as the Board of Directors or the Compensation Committee in its discretion may deem necessary in order to permit the Company with reasonable diligence (i) to effect or maintain registration under the Securities Act or the securities laws of any other applicable jurisdiction of any shares of Common Stock subject to an Award (including shares issuable upon exercise of Options) or (ii) to determine that such shares are exempt from registration. The Company is not obligated by virtue of any provision of the Amended 1994 Plan to issue shares of Common Stock or Options in violation of the Securities Act or any other applicable laws. The Amended 1994 Plan and all determinations and actions taken pursuant thereto are governed by the laws of the State of Florida.

 (f) Tax Effects of Participation in Amended 1994 Plan.
     -------------------------------------------------

  An Eligible Participant who receives a Common Stock Award under the Amended 1994 Plan generally will recognize ordinary income for federal income tax purposes equal to the fair market value of such Common Stock at its issuance date. Under current tax laws, an Eligible Participant will not ordinarily recognize income for federal income tax purposes upon the grant of Options under the Amended 1994 Plan provided the Options do not have a readily ascertainable fair market value. For example, under present IRS regulations options do not have a readily ascertainable fair market value if they are both non-transferrable and are not actively traded on an established securities market. In that event, since the Options are intended to be non-qualified under the Internal Revenue Code, an Eligible Participant will generally recognize ordinary income when the Option is exercised, in an amount equal to the excess (if any) of the fair market value on the exercise date of the shares of Common Stock acquired over the aggregate exercise price.

  The recognition of income by an Eligible Participant upon the Award of shares of Common Stock or the exercise of an Option, and the determination of the amount of such income, may be postponed if as of the date of Award or exercise a disposition of the acquired shares at a profit could subject the Eligible Participant to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended. In that event, the recognition and determination of ordinary income will be delayed for 6 months, or, if earlier, until the acquired shares may be sold without liability under Section 16(b), unless the Eligible Participant elects under Section 83(b) of the Internal Revenue Code to recognize such income and make such determination as of the Award or exercise date.

  The basis of the Common Stock in the hands of the Eligible Participant will be increased by the ordinary income recognized by the Eligible Participant as the result of its issuance by Award or Option exercise. Upon a subsequent sale, the Eligible Participant will recognize taxable income or loss equal to the difference between the amount realized on the sale and the recipient's basis in the Common Stock. Such gain or loss will be short or long term capital gain depending upon the length of the holding period subsequent to the date of ordinary income recognition.

  The Company or its Subsidiary (whichever receives the respective services) may take a corresponding deduction in the same amount and at the same time ordinary income is recognized by an Eligible Participant as a result of issuance of Common Stock by Award or Option exercise under the Amended 1994 Plan, provided that such issuance constitutes an ordinary and necessary business expense under Internal Revenue Code Section 162 and the Company or Subsidiary effects any applicable federal income tax withholding.

 (g) Investment of Funds.
     -------------------

     Not applicable.

 (h) Withdrawal from the Amended 1994 Plan; Assignment of Interest.
     -------------------------------------------------------------

     Not applicable.

 (i) Forfeitures and Penalties.
     -------------------------

  The Company may elect to withhold from shares of Common Stock or Options awarded under the Amended 1994 Plan a sufficient number of such shares or Options to satisfy any tax withholding obligations of the Company. If the Company becomes required to pay withholding tax to any federal, state or any other taxing authority as the result of the granting of an Award or the exercise of an Option and the Eligible Participant fails to provide the Company with the funds with which to pay such withholding tax, the Company may withhold up to 50% of each payment of salary or other consideration otherwise payable to the Eligible Participant (which will be in addition to any other required or permitted withholding) until the Company has been reimbursed for the entire withholding tax it was required to pay.

 (j) Charges and Deductions and Liens Therefor.
     -----------------------------------------

  If the granting of an Award or the exercise of an Option is subject to withholding tax, the Company is authorized under the Amended 1994 Plan to withhold (or cause the appropriate Subsidiary to withhold) from an Eligible Participant's salary or other cash consideration such sums of money as are necessary to pay the Eligible Participant's withholding tax. The Company may elect to withhold from the shares of Common Stock or Options to be issued under the Amended 1994 Plan a sufficient number of shares or Options to satisfy the Company's withholding obligation. See subparagraph (i) above.

  No Eligible Participant has or may create any lien on any funds, securities or other property held under the Amended 1994 Plan or any interest in the Amended 1994 Plan.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

  The following previously filed reports and documents of the Company are incorporated by reference in the Company's Registration Statement on Form S-8 (Registration No. 33-81348), as amended, to which this Prospectus relates: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 including the portions of the Company's Proxy Statement dated October 6, 1995 incorporated by reference in the 1995 Annual Report; (b) the Company's Quarterly Report on Form 10-QSB for the three-month period ended September 30, 1995; (c) the Company's Report on Form 10-C dated September 7, 1995 of change in number of shares of Common Stock outstanding; (d) the Company's Current Report on Form 8-K dated September 7, 1995 with respect to the acquisition by the Company of Don Bell Industries, Inc.; (e) the Company's Current Report on Form 8-K dated January 12, 1996 with respect to the refinancing of certain indebtedness of the Company and its subsidiaries; (f) the description of the Company's Common Stock contained in the Prospectus dated November 30, 1995, as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act and included in the Company's Registration Statement on Form S-3 (Registration No. 33-98964), as amended by Amendment No. 1 thereto dated November 30, 1995, as such description may be amended from time to time; and (g) the Company's Registration Statement on Form S-8 filed with the Commission on April 20, 1994 (Registration No. 33-77924), registering up to 575,000 shares of Common Stock for issuance as awards under the Company's 1994 Employee and Consultant Stock Compensation Plan effective February 10, 1994. These Reports, Prospectus information and Registration Statement, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, are hereby incorporated by reference in this Prospectus and copies of such documents and other documents required to be delivered to participants pursuant to Rule 48(b) of the Commission may be obtained, without charge, upon oral or written request by any person to the Company at 2180 State Road 434, Suite 6136, Longwood, Florida 32779, telephone number (407) 865-5995, attention: J. William Brandner, President.

                                    EXPERTS

  The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

===========================================

NO DEALER, SALESPERSON OR OTHER
PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION
NOT CONTAINED IN THIS PROSPECTUS AND ANY
INFORMATION OR REPRESENTATION NOT
CONTAINED HEREIN MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY.
THIS SUPPLEMENT DOES NOT CONSTITUTE AN
OFFER OF ANY SECURITIES OTHER THAN THE
REGISTERED SECURITIES TO WHICH IT RELATES OR
AN OFFER TO ANY PERSON IN ANY JURISDICTION
WHERE SUCH OFFER WOULD BE UNLAWFUL.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALES MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THE INFORMATION HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE HEREOF OR THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE SUCH DATE.

          TABLE OF CONTENTS

Available Information ...............   2
Incorporation by Reference ..........   2
Selected Information ................   3
Risk Factors ........................   3
Use of Proceeds .....................  10
Plan of Distribution ................  10
Selling Shareholders ................  10
Description of Securities ...........  11
Description of Plans ................  13
Experts .............................  19

===========================================


===========================================



          1,809,667 SHARES
          OF COMMON STOCK



              LA-MAN


          ---------------
             PROSPECTUS
          ---------------



         LA-MAN CORPORATION
      2180 West State Road 434
             Suite 6136
      Longwood, Florida 32779
           (407) 865-5995


          January 26, 1996


===========================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         La-Man Corporation ("La-Man") hereby incorporates by reference in this Registration Statement the following documents:

         (a) La-Man's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 including the portions of the Company's proxy statement dated October 6, 1995 incorporated by reference in the 1995 Annual Report;

         (b) La-Man's Quarterly Report on Form 10-QSB for the three-month period ended September 30, 1995;

         (c) La-Man's Report on Form 10-C dated September 7, 1995 of change in number of shares of Common Stock outstanding;

         (d) La-Man's Current Report on Form 8-K dated September 7, 1995 with respect to the acquisition by the Company of Don Bell Industries, Inc.;

         (e) La-Man's Current Report on Form 8-K dated January 12, 1996 with respect to the refinancing of certain indebtedness of La-Man and its subsidiaries;

         (f) The description of La-Man's Common Stock contained in the Prospectus dated November 30, 1995, as filed by La-Man with the Commission pursuant to Rule 424(b) under the Securities Act and included in La-Man's Registration Statement on Form S-3 (Registration No. 33-98964), as amended by Amendment No. 1 dated November 30, 1995; and

         (g) La-Man's Registration Statement on Form S-8 filed with the Commission on April 20, 1994 (Registration No. 33-77924), registering up to 575,000 shares of Common Stock for issuance as awards under La-Man's 1994 Employee and Consultant Stock Compensation Plan effective February 10, 1994.

All reports and other documents filed by La-Man subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be considered a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         A description of the Common Stock of La-Man is incorporated herein by reference from La-Man's Registration Statement on Form S-3 (Registration No. 33-98964), as amended by Amendment No. 1 dated November 30, 1995.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Bylaws of La-Man provide for indemnification of officers, directors, employees and other corporate agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time, which makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to permit indemnification of such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of La-Man pursuant to the foregoing provisions, or otherwise, La-Man has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

  4.1 La-Man Corporation Amended and Restated 1994 Employee and Consultant Stock Compensation Plan (previously filed as an exhibit).

  4.2 Amendment No. 1 to La-Man Corporation Amended and Restated 1994 Employee and Consultant Stock Compensation Plan, effective as of September 1, 1995 (previously filed as an exhibit to La-Man's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and incorporated herein by reference).

  5.1     Opinion of Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A.

  5.2     Opinion of Jimmerson, Davis & Santoro, P.C.

  21.1 Subsidiaries (previously filed as exhibit to La-Man's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and incorporated herein by reference).

  23.1 Consent of Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A. (contained in Opinion filed as Exhibit 5.1).

  23.2    Consent of Jimmerson, Davis & Santoro, P.C.
          (contained in Opinion filed as Exhibit 5.2).

  23.3    Consent of BDO Seidman, LLP, independent certified public accountants.

  24.1    Power of Attorney (previously filed).

ITEM 9.  UNDERTAKINGS.

  La-Man hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  La-Man hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of La-Man's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona
                                                                           ----
fide offering thereof.
----
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of La-Man pursuant to the foregoing provisions, or otherwise, La-Man has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than as payment by La-Man in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, La-Man will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.


                  SIGNATURES CONTAINED ON FOLLOWING PAGE II-4

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 33-81348) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longwood, State of Florida, on this 23rd day of January, 1996.

                                     LA-MAN CORPORATION

                                     By:     /s/ J. William Brandner
                                         ------------------------------------
                                           J. William Brandner, President and
                                           Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 23, 1996.

Signature                                       Title
---------                                       -----

    /s/ J. William Brandner              President, Chief Executive
------------------------------            Officer and Director
J. William Brandner


    /s/ Otto J. Nicols                   Vice President, Treasurer,
-------------------------------           Chief Financial Officer
Otto J. Nicols                            and Director



By:    /s/ J. William Brandner
    ---------------------------
     J. William Brandner, Attorney-in-Fact